Index to Exhibits







     7.1 - Agreement dated October 31, 1997 by and between Cortez Natural Gas, Inc., Republic Gas Corp. and Riverbend Gas Company.

                                                                     Exhibit 7.1


================================================================================


                                    AGREEMENT


                                      among


                            CORTEZ NATURAL GAS, INC.


                               REPUBLIC GAS CORP.


                                       and


                              RIVERBEND GAS COMPANY





                             Dated October 31, 1997











================================================================================

                                TABLE OF CONTENTS

                                                                                                      PAGE

         1. REPRESENTATIONS AND WARRANTIES...............................................................1
            1.1 Definitions..............................................................................1
            1.2 Representations and Warranties...........................................................1

         2. ALLOCATION AGREEMENT.........................................................................2
            2.1 Allocation of Consideration Under Merger Agreement.......................................2
            2.2 Allocation of Consideration under Other Agreements.......................................2
            2.3 Post Closing Distributions and Expenses..................................................2
            2.4 Payment of Certain Expenses..............................................................2

         3. INDEMNITY OBLIGATIONS UNDER MERGER AGREEMENT.................................................3
            3.1 Responsibility for Indemnity Obligations Under Merger Agreement..........................3
            3.2 Limitation on Liability for Indemnification..............................................3
            3.3 Notices, etc.............................................................................3
            3.4 Right to Contest and Defend..............................................................3
            3.5 Cooperation..............................................................................4
            3.6 Right to Participate.....................................................................4
            3.7 Indemnification Regarding Taxes..........................................................4

         4. VOTING MATTERS...............................................................................4
            4.1 Board of Directors.......................................................................4
            4.2 Action to be Taken by the Parties Under the Merger Agreement.............................4
            4.3 Other Activities of the Parties; Fiduciary Duties........................................5

         5. STOCK PLEDGE.................................................................................5

         6. MISCELLANEOUS................................................................................6
            6.1 Amendment Waivers........................................................................6
            6.2 Termination..............................................................................6
            6.3 Specific Performance.....................................................................6
            6.4 Assignment...............................................................................6
            6.5 Shares Subject to this Agreement.........................................................6
            6.6 Notices..................................................................................6
            6.7 Counterparts.............................................................................7
            6.8 Headings.................................................................................7
            6.9 Choice of Law............................................................................7
            6.10 Entire Agreement........................................................................7
            6.11 Cumulative Rights.......................................................................7
            6.12 Construction............................................................................7
            6.13 No Partnership..........................................................................7
            6.14 Severability............................................................................7
            6.15 Third Persons...........................................................................7
            6.16 Indemnification.........................................................................8
            6.17 Dispute Resolution......................................................................8
            6.18 Change of Control.......................................................................8

                                    AGREEMENT


         THIS AGREEMENT (this "Agreement") is entered into as of October 31, 1997, by and among Cortez Natural Gas, Inc., a Texas corporation ("Cortez"), Republic Gas Corp., a Texas corporation ("Republic Gas"), and Riverbend Gas Company, a Delaware corporation ("Riverbend", and together with Cortez, and Republic Gas are hereinafter referred to individually as a "Party" and collectively as the "Parties");


                              W I T N E S S E T H:
                              --------------------


     WHEREAS, the Parties, among other parties, formed Republic Gas Partners, L.L.C., a Delaware limited liability company ("Republic") to acquire and hold the stock of the Midla Subsidiaries (as defined in the Merger Agreement, defined below);


     WHEREAS, the Parties are entering into an Agreement and Plan of Merger with Midcoast Energy Resources, Inc., a Nevada corporation (the "Corporation"), and Republic (the "Merger Agreement") providing for the merger of Republic with the Corporation (the "Merger");


     WHEREAS, the Corporation shall be the surviving corporation of the Merger;


     WHEREAS, upon the consummation of the Merger, the Parties shall receive shares of common stock of the Corporation and other consideration as provided in the Merger Agreement and other agreements executed of even date therewith.


     WHEREAS, in conjunction with the Merger and the cessation of Republic as a separate entity, the Parties desire to enter into this Agreement to provide for and agree as to the allocation of the purchase price, a sharing of the indemnity agreement under the Merger Agreement, and to provide a mechanism for voting on and effectuating the provisions under the Merger Agreement, among other things;


     NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth and the consideration as provided in the Merger Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:


1.       REPRESENTATIONS AND WARRANTIES


         1.1 Definitions. All terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.


         1.2 Representations and Warranties. (a) Each Party (as to itself only) represents and warrants to the other Parties that as of the date hereof: (i) such Party has full power and authority to execute and deliver this Agreement and the execution and delivery by such Party of this Agreement have been duly authorized by all necessary action; and (ii) this Agreement has been duly and validly executed and delivered by such Party and constitutes the binding obligation of such Party enforceable against such Party in accordance with its terms.

2.       ALLOCATION AGREEMENT


         2.1 Allocation of Consideration Under Merger Agreement. The Parties hereby agree and consent to the allocation of the consideration under Section
1.2 of the Merger Agreement as provided in Exhibit A, attached hereto and incorporated herein for all purposes and such allocation represents the agreed application of Article 11 under the Amended and Restated Regulations of Republic dated as of March 1, 1996.


         2.2 Allocation of Consideration under Other Agreements. The Parties hereto have executed an Agreement ("Coho Agreement") dated October 2, 1997, by and among Republic, the Parties and Midcoast Energy Resources, Inc. (collectively, the "Agreement Parties") and an Agreement (Grand Isle Pipeline Project) ("Grand Isle Agreement") dated October 2, 1997, by and among the Agreement Parties (collectively, the "Other Agreements"). The Parties agree to allocate any and all monies, distributions and consideration under the Other Agreements, including without limitation, the "338(h)(10) Claim" as defined and provided in the Coho Agreement, the Warrants as defined and provided in the Grand Isle Agreement, and the monetary payment of $1,200,000 as provided in the Grand Isle Agreement, all in accordance with the terms and provisions of Section
2.3 below.


         2.3 Post Closing Distributions and Expenses. To the extent the Parties receive any distributions under the Merger Agreement, including, without limitation, pursuant to Section 1.3 of the Merger Agreement regarding Working Capital adjustments, the Parties agree to distribute such distributions, receipts or other consideration in the following proportions:

                           Cortez                    72%
                           Republic Gas              14%
                           Riverbend                 14%.


         Further, to the extent the Parties are required to pay any expenses or other payments under the Merger Agreement or any agreement related to the transactions contemplated thereby, or any Other Agreements, then the Parties shall also pay such expenses or payments in the foregoing percentages.


         2.4 Payment of Certain Expenses. The Parties agree that from the working capital cash distributions under Section 1.3 of the Merger Agreement, the following amounts shall be paid: (i) $125,000 shall be used to pay bonuses to employees of Republic and the Midla Subsidiaries, (ii) $300,000 shall be escrowed to pay expenses under the interest rate hedge agreement with Union Bank of California, N.A., and other miscellaneous closing expenses and such amount (or the remaining balance thereof) shall be released from such escrow upon termination of such hedge agreement, as decided by the vote of the Parties pursuant to Section 4.2, (iii) $42,000 shall be paid to Jerry Langdon, and (iv) $15,000 shall be escrowed as reserve for post closing expenses.

3.       INDEMNITY OBLIGATIONS UNDER MERGER AGREEMENT


         3.1 Responsibility for Indemnity Obligations Under Merger Agreement. The Parties acknowledge and agree that Cortez is the sole party which makes representations and warranties under the Merger Agreement and is correspondingly the sole party responsible for any indemnity obligations under the Merger Agreement, notwithstanding the fact that Riverbend and Republic Gas are also equity holders of Republic Gas. Accordingly, the Parties desire to provide for indemnification rights in favor of Cortez by Riverbend and Republic Gas so that any claim for indemnity under the Merger Agreement borne by Cortez are paid by Riverbend and Republic Gas to the extent of their percentage interest as provided below in Section 3.2. Therefore, Riverbend and Republic Gas, severally, indemnify and hold Cortez harmless from and against any Cortez Indemnity Obligations suffered or incurred by Cortez arising out of or related to the indemnification obligations under Section 4.1 of the Merger Agreement to the extent of the percentage provided in Section 3.2 below. In the event any other claims arise as a result of the Merger Agreement, the Parties shall allocate the liability with regard to such claims in the percentages set forth in Section 2.3, and shall indemnify each other to the extent of such percentages except to the extent any claim is as a result of the sole action or inaction on the part of any Party.


         3.2 Limitation on Liability for Indemnification. Riverbend and Republic Gas shall each be severally liable to the extent of 14% of the indemnification obligations provided in Section 3.1 above.


         3.3 Notices, etc. Cortez (the "Indemnified Party") agrees that upon obtaining knowledge of facts indicating that it may have a basis for a claim, including receipt by it of notice of any demand, assertion, claim or proceeding by any third person (any such third person proceeding being referred to as an "Action") with respect to any matter as to which it may be entitled to indemnity hereunder, it will give prompt notice thereof in writing to Riverbend and Republic Gas (the "Indemnifying Parties") together with a statement of such information respecting any of the foregoing as it shall then have; provided, however, the failure to give any such notice shall not affect the rights of the Indemnified Party to indemnification hereunder unless (i) the Indemnified Party has proceeded to contest, defend or settle the Action with respect to which it has failed to give prior notice to the Indemnifying Parties or (ii) the Indemnifying Parties are otherwise harmed or damaged in any material respect by such failure.


         3.4 Right to Contest and Defend. The Indemnified Party and Indemnifying Parties shall unanimously select and agree to legal counsel to represent the Parties hereto with respect to an indemnification proceeding for a Cortez Indemnity Obligation (as defined in the Merger Agreement).

         3.5 Cooperation. The Parties agree to cooperate with the counsel selected to contest any Cortez Indemnity Obligation. The Parties agree that they shall take reasonable steps to preserve and maintain such files and records of Republic and the Midla Subsidiaries in their respective possessions or obtained as a result of consummation of the transactions contemplated hereby as may be reasonable, necessary or appropriate so as not to disadvantage the Parties in contesting any Cortez Indemnity Obligation.


         3.6 Right to Participate. The Parties agree to afford each other and their counsel the opportunity, at their expense, to be present at, and to participate in, conferences with all persons, asserting any action against Cortez for the Cortez Indemnity Obligation and conferences with representatives of or counsel for such persons.


         3.7 Indemnification Regarding Taxes. The Parties acknowledge and agree that pursuant to Section 1.5 of the Merger Agreement, the merger contemplated thereby shall be treated for tax purposes as a tax-free reorganization under
Section 368 of the Code. The Parties acknowledge and agree that to the extent any Party takes any action which causes the transaction to not be treated as a tax-free reorganization under Section 368 of the Code, then such Party which has caused the tax-free reorganization not to be recognized as such shall indemnify and hold the other Parties harmless from and against any obligations, costs, damages or expenses resulting from a breach of Section 1.5 of the Merger Agreement and for the taxes to be incurred by such Parties as a result of such breach. In addition, to the extent any excess taxes arise as a result of the formation, organization and structure of Republic Gas from a tax standpoint, then the Parties agree to allocate any additional taxes among the Parties hereto in the percentages set forth in Section 2.3.


4.       VOTING MATTERS


         4.1 Board of Directors. In conjunction with the board positions provided pursuant to Section 6.8 of the Merger Agreement, each of the Parties agrees that it will at all times vote as a stockholder of the Corporation (to the extent such Party has the right to vote its shares of capital stock of the Corporation), for, among other things, the election of the designees for directors of the Corporation in accordance with Section 6.8. In addition, each of the Parties agrees that it will not vote any capital stock of the Corporation to cause the removal from the board of directors of any directors designated thereunder, except with the written consent (or upon the written direction) of the Parties.


         4.2 Action to be Taken by the Parties Under the Merger Agreement. The Parties agree that all actions to be taken by the Republic Gas Owners under the Merger Agreement and Other Agreements, in connection with the exercise of any of the rights of the Republic Gas Owners as a group, shall be as decided and approved by a majority in number of the Parties, i.e. the affirmative vote of 2 out of 3 of the Parties. Once such matters are decided, the Parties agree that Jerry Langdon or his successor, as the case may be, shall have the authority to carry out, and implement all such actions and that the Parties agree to indemnify Jerry Langdon or his successor for any and all liabilities incurred or arising as a result of all actions taken by Jerry Langdon or his successor authorized hereunder in good faith in the fulfillment of Langdon's (or his successor's) obligations hereunder. The foregoing voting percentage shall apply to any removal of Jerry Langdon from his duties hereunder or the election of his successor.

         4.3 Other Activities of the Parties; Fiduciary Duties. It is understood and accepted that the Parties and their affiliates have interests in other business ventures that may be competitive with the activities of the Corporation and the subsidiaries and that, to the fullest extent permitted by law, nothing in this Agreement shall limit the current or future business activities of any of the Parties or any of their respective affiliates whether or not such activities are competitive with those of the Corporation or any of its subsidiaries. Except as expressly provided herein, nothing in this Agreement shall limit in any manner the ability of any Party or its affiliates to exercise its rights under this Agreement or as a stockholder of the Corporation and this Agreement shall not create or affect, or be deemed or interpreted to create or affect, any fiduciary or similar duty of any Party owing to any other Party or the Corporation; provided, however, nothing in this Agreement, express or implied, shall relieve any officer or director of the Corporation or any of its subsidiaries, as such, of any fiduciary duties they may have to the stockholders of the Corporation.


         5. STOCK PLEDGE To secure their respective proportionate share of any Cortez Indemnity Obligation as provided in Section 3.2, Riverbend and Republic Gas (the "Pledging Parties") hereby pledge, grant a security interest in, mortgage, assign, transfer, deliver, set over and confirm unto Cortez the Collateral described in Exhibit B attached hereto and incorporated herein for all purposes. The Collateral set forth on Exhibit B equals 14% of $2,500,000 (the maximum Cortez Indemnity Obligation of the Pledging Parties, respectively) or $350,000, as determined by multiplying the shares of Collateral, respectively, by the closing price for the day before this Agreement (the day before Closing) of the Midcoast Energy Resources, Inc. common stock (the "Pledged Amount"). Riverbend and Republic Gas retain the right to receive all dividends (cash or otherwise), stock dividends, dividends paid in stock, distributions upon redemption or liquidation, distributions as a result of split-ups, recapitalizations or rearrangements, all stock rights, rights to subscribe, voting rights, and rights to receive securities with respect to the Collateral; provided however, that upon any reclassification, reorganization, conversion, rearrangements or recapitalizations of the Midcoast Common Stock pledged hereunder, the number of shares pledged hereunder shall be appropriately adjusted to result in the Pledged Amount being pledged to Cortez hereunder. The Pledging Parties have the right to sell the Collateral, provided cash or cash equivalents in an amount equal to the Pledged Amount or such lesser amount if the total Cortez Indemnity Obligation is adjusted under the Merger Agreement and such amount shall be substituted for the Collateral. The Pledging Parties will continue to exercise all voting and consensual powers and rights pertaining to the Collateral or any part thereof for all purposes not inconsistent with the terms of this Agreement. Cortez agrees to facilitate any sale requested hereunder as expeditiously as possible to the extent the selling party shall otherwise satisfy the requirements of this Section 5. The Parties agree that the Pledging Parties shall not be required to pledge any additional securities in the event that the market value of the Collateral falls below the Pledged Amount hereunder.

6.       MISCELLANEOUS


     6.1 Amendment Waivers. This Agreement may only be altered, supplemented, amended or waived by the written consent of each Party.


     6.2 Termination. This Agreement shall terminate upon the termination of the Cortez Indemnity Obligations under the Merger Agreement and the termination of all rights under the Merger Agreement and Other Agreements.


     6.3 Specific Performance. The Parties recognize that the obligations imposed on them in this Agreement are special, unique, and of extraordinary character, and that in the event of breach by any party, damages will be an insufficient remedy; consequently, it is agreed that the Parties may have specific performance and injunctive relief (in addition to damages) as a remedy for the enforcement hereof, without proving damages.


     6.4 Assignment. Except as otherwise expressly provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties, and their permitted assigns; provided, however, assigns shall only have those rights that are expressly provided for herein. No such assignment shall relieve the assignor from any liability accruing hereunder prior to an assignment permitted hereunder.


     6.5 Shares Subject to this Agreement. Except as otherwise provided for herein, all shares of common stock or common stock equivalents now owned or hereafter acquired by any of the Parties or its affiliates shall be subject to the terms of this Agreement.


     6.6 Notices. Any and all notices, designations, consents, offers, acceptances, or other communications provided for herein (each a "Notice") shall be given in writing by overnight courier, telegram, or telecopy which shall be addressed, or sent, to the respective addresses as follows (or such other address as the Corporation or any Party may specify to the Corporation and all other parties by Notice):


         Each Party: To such address or telecopy number of such party as set forth in the Merger Agreement or as such Party provides by notice to the other Parties.


         All Notices shall be deemed effective and received (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified above and receipt hereof is confirmed; (b) if given by overnight courier, on the business day immediately following the day on which such Notice is delivered to a reputable overnight courier service; or (c) if given by telegram, when such Notice is delivered at the address specified above. No Party shall be entitled to receive a Notice hereunder (or a copy of a Notice delivered to the Corporation) if, at the time such Notice is to be sent, such part (including its affiliates) no longer owns any shares of stock.

     6.7 Counterparts. This Agreement may be executed in two or more counterparts and each counterpart shall be deemed to be an original and which counterparts together shall constitute one and the same agreement of the parties hereto.


     6.8 Headings. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, or extend the scope or intent of this Agreement or any provisions hereof.


     6.9 Choice of Law. This Agreement shall be governed by the internal laws of the State of Texas without regard to the principles of conflicts of laws thereof.


     6.10 Entire Agreement. This Agreement contains the entire understanding of the parties hereto respecting the subject matter hereof and supersedes all prior agreements, discussions and understandings with respect thereto.


     6.11 Cumulative Rights. The rights of the Parties under this Agreement are cumulative and in addition to all similar and other rights of the parties under any other agreement.


     6.12 Construction. The Parties participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.


     6.13 No Partnership. No term or provision of this Agreement shall be construed to establish any relationship of partnership, agency or joint venture between the parties hereto.


     6.14 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which approximates as nearly as possible that of the invalid, illegal or unenforceable provisions.


     6.15 Third Persons. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person not a party hereto any rights or remedies under or by reason of this Agreement.

     6.16 Indemnification. Each Party (the "Indemnitor"), hereby agrees to protect, defend, indemnify and hold harmless all other Parties and their respective successors, heirs and assigns (the "Indemnitees") against any and all claims, lawsuits, damages and other liabilities and expenses (including reasonable attorneys' fees) suffered or incurred by any of the Indemnitees and which arise out of any breach by the Indemnitor of its representations, warranties, covenants or other obligations hereunder.


     6.17 Dispute Resolution. The Parties acknowledge and agree that any dispute, controversy or claim of any kind or nature which may arise between the Parties including any dispute, controversy or claim of any kind or nature which may arise between the Parties with respect to this Agreement or the transactions contemplated hereby shall, if said dispute cannot be settled through negotiation between the Parties, try in good faith to settle each dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association. The mediation shall be conducted by a professional mediator who is a licensed attorney in the state of Texas, who is mutually agreeable to the Parties, and who is not affiliated, directly or indirectly, with any of the Parties. If the Parties are unable to agree on an mediator, then the mediator shall be selected by the American Arbitration Association.


     6.18 Change of Control. In the event a "Change of Control" (as herein defined) of Cortez, the Pledging Parties' pledge of the Collateral under Section 5 hereof shall be terminated and such Collateral shall be returned to the respective Pledging Parties. As used in this Agreement, "Change of Control" means the sale, transfer, assignment, or other disposition of the outstanding securities of Cortez which results in a change in the ability of the current shareholders to direct or cause the direction of the management and policies of Cortez, whether through the ownership of common stock in Cortez, by contract or otherwise.








               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                                     CORTEZ NATURAL GAS, INC.



                                                     By:/s/_____________________
                                                           Its President

                                                     REPUBLIC GAS CORP.


                                                     By:/s/_____________________
                                                           Its President

                                                     RIVERBEND GAS COMPANY


                                                     By:/s/_____________________
                                                           Its President

                                    EXHIBIT B

                                                Shares of Midcoast Energy
                                               Resources Inc. Common Stock
                                               ---------------------------

Republic Gas Corp.                                       15,014

Riverbend Gas Company                                    15,014








                                      B-1